Exhibit 99

[Centra Financial Holdings, Inc. logo]

To Our Stockholders:

2004 has been Centra Bank’s most successful year ever! We grew over $92 million in total assets and have participated in a majority of the most significant business transactions that have taken place in both the Monongalia and Berkeley County markets. During 2004 we financed hundreds of homes in both regions. Danielson and Associates and SNL Securities rank us third for asset growth of the 187 banks that began operations in the United States in 2000 and first among the top three for profitability.

Total assets grew to $442 million at year end. Total loans increased 34% over last year to $397 million at year end. This growth was made possible by deposit growth of $83 million during 2004. While the $2,004,000 net income for 2004 only exceeded 2003 earnings by $40,000, income before income taxes increased $1.3 million or 70%. Centra incurred $1.2 million in federal and state income taxes in 2004 compared to a $104,000 tax benefit in 2003.

Centra continues to be well-capitalized based upon regulatory guidelines and asset quality remains sound. Centra’s loan delinquency rate is at 0.14%, a level which is significantly below our peers, and non-performing assets were $359,000 at year end.

At their November 19th meeting, the Board of Directors declared a 10% stock dividend for shareholders of record on December 15, 2004. Stock certificates and checks for fractional shares were mailed on January 3, 2005

Morgantown saw the opening of Centra’s Sabraton Office in late November. Over 200 people attended the grand opening to tour the facility, open accounts, and help us cut the ribbon on the newly completed office on Earl Core Road. This ideal location and a staff of strong bankers are additional building blocks needed in order to increase our market share in Morgantown.

Ground was broken in December and construction is underway on a permanent facility for Inwood in the Eastern Panhandle. Currently we are operating a temporary modular office near the site where our new facility is being built. Nearby Washington, DC and its suburbs is one of the best and fastest growing markets in the nation and Inwood has benefited remarkably from that expansion.

We are ready for 2005 and intend to build upon our reputation as a reliable, innovative, and customer oriented bank. I believe that we have created a special company-one uniquely equipped to compete and grow in such dynamic markets as Morgantown and Martinsburg. It is without reservation that I can say that our talented and motivated workforce will make sure we get there.

Sincerely,

/s/ Douglas J. Leech
Douglas J. Leech
President and CEO

Assets
(in thousands)

March	374,371
June	399,059
September	435,876
December	442,284

Loans
(in thousands)

March	319,138
June	347,237
September	382,352
December	396,914

Deposits
(in thousands)

March	329,983
June	353,893
September	380,616
December	385,822

Quarterly income before income tax
(in thousands)

March	560
June	626
September	858
December	1,111

Centra Financial Holdings, Inc., and Subsidiaries

Consolidated Statements of Income
(Dollars in Thousands, except Per Share Data)
(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,

	2004	2003	2004	2003

INTEREST INCOME
Loans, including fees	$19,280	$13,584	$5,642	$3,956
Loans held for sale	112	295	39	42
Securities available-for-sale	459	508	138	95
Interest-bearing bank balances	33	24	14	6
Federal funds sold	130	223	52	34

Total interest income	20,014	14,634	5,885	4,133

INTEREST EXPENSE
Deposits	6,609	5,226	1,834	1,393
Short-term borrowed funds	116	78	55	17
Long-term debt	121	—	108	—

Total interest expense	6,846	5,304	1,997	1,410

Net interest income	13,168	9,330	3,888	2,723
Provision for loan losses	2,160	2,099	597	623

Net interest income after provision for loan losses	11,008	7,231	3,291	2,100

OTHER INCOME
Service charges on deposit accounts	865	654	226	186
Other service charges and fees	674	472	190	124
Secondary market income	815	1,563	248	294
Other	143	97	34	28

Total other income	2,497	2,786	698	632

OTHER EXPENSE
Salaries and employee benefits	4,759	3,908	1,292	956
Occupancy	969	819	245	241
Equipment	1,076	778	271	213
Advertising	553	395	203	147
Professional fees	403	212	146	82
Data processing	864	621	172	184
Other	1,726	1,424	549	395

Total other expense	10,350	8,157	2,878	2,218

Income before income tax	3,155	1,860	1,111	514

INCOME TAX EXPENSE (BENEFIT)	1,151	(104)	421	(104)

Net income	$2,004	$1,964	$690	$618

Basic earnings per share	$0.79	$0.77	$0.27	$0.24
Diluted earnings per share	$0.75	$0.73	$0.26	$0.23
Weighted average shares outstanding — basic	2,552,506	2,552,506	2,552,506	2,552,506
Weighted average shares outstanding — diluted	2,679,278	2,697,661	2,679,267	2,689,202

Centra Financial Holdings, Inc., and Subsidiaries

Consolidated Statements of Condition
(Dollars in Thousands, except Per Share Data)
(Unaudited)

	December 31,	December 31,
	2004	2003

ASSETS
Cash and due from banks	$9,632	$8,180
Interest-bearing deposits in other banks	1,569	997
Federal funds sold Available	2,144	14,574

Total cash and cash equivalents	13,345	23,751
Avalilable-for-sale securities, at estimated fair value (amortized cost of $23,449 in 2004 and $22,800 in 2003)	23,386	22,895
Loans, net of unearned income	396,914	295,925
Allowance for loan losses	(6,394)	(4,457)

Net loans	390,520	291,468
Premises and equipment	7,098	5,654
Loans held for sale	1,285	756
Other Assets	6,650	5,309

Total assets	$442,284	$349,833

LIABILITIES
Deposits
Non-interest bearing	$54,559	$39,259
Interest-bearing	331,263	263,096

Total deposits	385,822	302,355
Short-term borrowings	14,507	16,953
Long-term debt	10,000	—
Other liabilities	2,210	2,687

Total Liabilities	412,539	321,995
STOCKHOLDERS’ EQUITY
Preferred stock, $1 par value, 1,000,000 authorized, none issued	—	—
Common stock, $1 par value, 50,000,000 authorized, 2,552,506 and 2,320,550 issued and outstanding on December 31, 2004 and 2003, respectively	2,552	2,320
Additional paid-in capital	25,185	25,419
Accumulated earnings	2,046	42
Accumulated other comprehensive income (loss)	(38)	57

Total stockholders’ equity	29,745	27,838

Total liabilities and stockholders’ equity	$442,284	$349,833

[Centra Financial Holdings, Inc. Logo]

Quarterly Report

Fourth Quarter 2004

MORGANTOWN
Suncrest		Wharf District
304-598-2000		304-292-2000

Cheat Lake		Sabraton
304-284-8630		304-284-8000
BOARD OF DIRECTORS
LAURENCE DeLYNN		PARRY PETROPLUS*
Retail Consultant		President Petroplus & Associates

ARTHUR GABRIEL*		MILAN PUSKAR*
Secretary/Treasurer		Chairman
Gabriel Brothers, Inc.		Mylan Labs, Inc.

DOUGLAS J. LEECH*		THOMAS P. ROGERS
President & Chief Executive Officer		Chairman & CEO
Centra Financial Holdings, Inc.		Thoughtfulness, Inc.
& Centra Bank

ROBERT E. LYNCH, JR.		PAUL T. SWANSON*
Vice-President		Chairman
Davis-Lynch Glass Co.		CWS Inc., and Swanson Plating

PAUL F. MALONE		RITA D. TANNER
Physician		Realtor; Dorsey & Kiger Realtors
President — Morgantown ENT Clinic

MARK R. NESSELROAD*		BERNARD G. WESTFALL*
Chief Executive Officer		Retired President & CEO
Glenmark Holdings LLC		WV United Health Systems

*Director of Centra Financial Holdings, Inc.

MARTINSBURG

Foxcroft		Williamsport Pike
304-262-6500		304-260-9207
South Berkeley
304-229-4500

BOARD OF DIRECTORS
KENNETH L. BANKS, DDS		MICHAEL B. KELLER
General Dentistry		Attorney
Bowles Rice McDavid Graff & Love

JAMES W. DAILEY, II*		DOUGLAS J. LEECH*
Chairman		President & Chief Executive Officer
W. Harley Miller Contractors		Centra Financial Holdings, Inc.
Vice-Chairman
Farmers & Mechanics Mutual
Insurance Co.

DEBORAH J. DHAYER		ROBERT A. McMILLAN*
Owner		President
Eddies Tire Service		Jefferson Distributing Company

TERRY W. HESS		JEFFREY S. PETRUCCI
President		President Heiston Supply Inc.
Virginia Honey Company, Inc.
D. SCOTT ROACH
President, R.M. Roach & Sons, Inc.

ROBERT S. STRAUCH, M.D.
Surgeon

*Director of Centra Financial Holdings, Inc.